Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2023 (except for Note 23 and the effects thereof, and Note 24, which is as of March 30, 2023), with respect to the consolidated financial statements of Nogin, Inc. contained in the Registration Statement on Form S-1 (File No. 333-269765) which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Newport Beach, California
April 3, 2023